EXHIBIT 99.1

              OneSource Announces First-Quarter Financial Results;
               Reports Sequential Growth in Customer Base and ACV

    CONCORD, Mass.--(BUSINESS WIRE)--April 22, 2004--OneSource
Information Services, Inc. (NASDAQ: ONES), a leading provider of business information solutions, today announced financial results for the first quarter ended March 31, 2004.



First Quarter Financial Performance
                                               Q1        Q4      Q1
(In millions, except per share data and       2004      2003    2003
 percentages)
Annualized Contract Value (ACV)              $53.2     $52.7    $54.3
Total Revenues                               $14.3     $14.5    $14.5
Gross Margin                                  67.8%     69.4%    67.5%
Net Income (Loss)                            $(0.2)(a)  $0.4(b)  $0.7
Net Income (Loss) per Diluted Share         $(0.02)(a) $0.04(b) $0.06

(a) Includes $669,000 in charges associated with the work of the special committee and the proposed merger with affiliates of ValueAct Capital Partners, L.P., and $535,000 in charges associated with severance costs for OneSource's previous chief executive officer.

(b) Includes $853,000 in charges associated with the work of the special committee.



    Comments on the First Quarter

    "This was a good quarter for OneSource," said Martin Kahn, executive chairman and interim chief executive officer of OneSource. "The corporate spending environment appears to be improving, and existing customers are responding to our strategy and our product offerings. As a result, new and upgrade business was solid, renewals remained strong, and we met our guidance for both ACV and revenues for the first quarter of 2004. Earnings per share were less than we anticipated due to expenses incurred in connection with the execution of the merger agreement with affiliates of ValueAct Capital."
    OneSource generated $3 million in new and upgrade business in the first quarter of 2004. Among the new customers added were Allen & Overy, Convergys Corporation, National Bank of Canada, Nortel Networks and Saul, Ewing L.L.P. Among the customers that upgraded their level of service with OneSource were Drake Beam Morin, Grant Thornton, Honeywell, MCI and Oracle.
    OneSource's dollar-based renewal rate for the first quarter of 2004 was 79%, better than its 78% dollar-based renewal rate for the full year 2003, and up substantially from 68% in the first quarter of 2003. "Our strong renewals in the first quarter continue a trend that began during the middle of 2003," said Kahn. "At that time, we began taking steps to improve our performance in account management, customer service and professional services. On the product front, OneSource implemented a new quality initiative to enhance the accuracy, timeliness and completeness of the business content in OneSource products. We also began launching a series of platform, content and product enhancements. Each of these initiatives has been well received by our customers."
    During the first quarter of 2004, OneSource announced its plans to release new Synergy(SM) Solution offerings tailored for sales and marketing professionals in the commercial banking, insurance, legal, and accounting industries. "Powered by a new version of our AppLink Pro software development kit," Kahn said, "these new solutions will support more advanced and customized searches of the OneSource Enhanced Information Warehouse repository, helping users improve their productivity in tasks such as preparing for sales calls and assessing customer risk profiles."

    Proposed Acquisition by ValueAct Capital Partners

    On April 6, 2004, OneSource filed a preliminary proxy statement and a transaction statement on Schedule 13E-3 with the United States Securities and Exchange Commission relating to the proposed merger with affiliates of ValueAct Capital Partners, L.P. In the proposed merger, each share of common stock of OneSource outstanding at the time of the merger (other than shares held by ValueAct Capital and its affiliates), will be converted into the right to receive $8.40 per share in cash. ValueAct Capital and its affiliates currently hold approximately a 32% ownership interest in OneSource, according to its most recent filing with the Securities and Exchange Commission. As a result, the cash consideration to be paid in connection with the proposed merger is approximately $68.9 million.

    Business & Financial Outlook

    "OneSource entered the second quarter with considerable momentum and a strong pipeline of business," said Kahn. "We expect to begin seeing higher ACV and top-line growth as corporate spending continues to increase. We're delivering on our product strategy, our marketing group is doing a great job getting the word out, and our sales people are executing well."
    OneSource undertakes no obligation to update the guidance below, which is subject to change. Please note that OneSource provides earnings guidance in accordance with Generally Accepted Accounting Principles (GAAP). As a result, the company's earnings guidance is based upon net income and net income per diluted share.
    OneSource's financial expectations for the second quarter of 2004 are as follows:

    --  ACV in the range of $52 million to $56 million.

    --  Revenues in the range of $14 million to $15 million.

    -- Net income per diluted share in the range of $0.02 to $0.05. This figure includes anticipated expenses of between $500,000 and $600,000 related to the proposed merger with affiliates of ValueAct Capital Partners, L.P.

    Given OneSource's proposed merger with affiliates of ValueAct
Capital Partners, L.P., OneSource is not updating its financial guidance for full year 2004.

    First-Quarter Conference Call Reminder

    In conjunction with this news release, OneSource plans to Webcast its quarterly conference call at 11:00 a.m. ET today, April 22, 2004. On the call, Executive Chairman and Interim Chief Executive Officer Martin Kahn and Chief Financial Officer Roy Landon will discuss OneSource's financial results and expectations, and the other matters discussed in this release. Investors interested in listening to the Webcast should log onto www.onesource.com at least 15 minutes prior to the event's broadcast. Select "Investors" on OneSource's homepage to access the Webcast.

    About OneSource Information Services, Inc.

    OneSource, a recognized leader in business information solutions, delivers unparalleled company, executive, and industry intelligence that makes business professionals more effective and productive in completing their critical daily tasks. OneSource(R) products and services support a company's vital business processes including serving their customers, finding and leveraging new opportunities, and managing suppliers and partners.
    OneSource combines and organizes content from over 2,500 information sources supplied by more than 30 world-class content providers, creating an unequalled information resource encompassing corporate families, industries, executives, financials, news, analyst reports, and trade and business press articles.
    OneSource is headquartered in Concord, MA, with offices located in North America, Europe, and the Pacific Rim. Product information is available at www.onesource.com. Customers include Bank One, Chubb, Citigroup, Deloitte & Touche, Hewlett Packard, i2 Technologies, Orange, Royal & Sun Alliance, SAS Institute, and Sun Microsystems.

    OneSource, Synergy, AppLink, Enhanced Information Warehouse, and/or other OneSource product and service names referenced herein are either trademarks or service marks or registered trademarks or service marks of OneSource Information Services, Inc. or its subsidiaries in the United States and/or other countries. All other product and service names mentioned herein are trademarks or service marks of their respective owners.

    Safe Harbor Statement

    This news release contains certain forward-looking statements that are based on the current beliefs and expectations of OneSource's management, as well as assumptions made by, and information currently available to, OneSource's management. Such statements include, but are not limited to, those regarding OneSource's expectations for ACV, revenues, and net income per diluted share for the second quarter of 2004; the purchase of all of OneSource's outstanding shares of common stock, excluding shares of common stock held by ValueAct Capital Partners, L.P. and its affiliates, for $8.40 per share in cash; OneSource's competitive position; the release of new Synergy Solution offerings tailored for sales and marketing professionals in the commercial banking, insurance, legal, and accounting industries; and the functionality and effectiveness of OneSource products and services. Because such statements involve risks and uncertainties, actual actions and strategies and the timing and expected results thereof may differ materially from those expressed or implied by such forward-looking statements, and OneSource's future results, performance, or achievements could differ materially from those expressed in, or implied by, any such forward-looking statements. Risks, uncertainties, assumptions, and factors that could affect OneSource's financial results are described in OneSource's recent filings with the United States Securities and Exchange Commission including its most recent Annual Report on Form 10-K.



                 OneSource Information Services, Inc.
          Condensed Consolidated Statements of Income (Loss)
         (In thousands, except per share data, and unaudited)

                                                    Three months ended
                                                         March 31,
                                                       2004     2003

Revenues                                            $14,339  $14,496

Cost of revenues                                      4,623    4,709

     Gross profit                                     9,716    9,787

Operating expenses:
   Selling and marketing                              4,457    4,444
   Platform and product development                   2,582    2,691
   General and administrative (1)                     2,998    1,507
   Amortization of acquired intangible assets            81       81

       Total operating expenses                      10,118    8,723

       Income (loss) from operations                   (402)   1,064

Interest income                                         160      112
Interest expense                                        (39)      (3)

       Income (loss) before provision for income
        taxes                                          (281)   1,173

Provision (benefit) for income taxes                    (99)     434

       Net income (loss)                              $(182)    $739

Net income (loss) per share:
       Basic                                         $(0.02)   $0.06
       Diluted                                       $(0.02)   $0.06

Weighted average common shares outstanding:
       Basic                                         11,639   11,680
       Diluted                                       11,639   12,119

(1) Results for the three months ended March 31, 2004 include $669,000 of merger-related expenses and $535,000 of severance costs.


                 OneSource Information Services, Inc.
                 Condensed Consolidated Balance Sheets
                     (In thousands and unaudited)

                                                  March 31,   Dec. 31,
                                                    2004        2003
ASSETS
Cash and cash equivalents                      $   25,265  $   22,794
Accounts receivable, net                            7,642      16,705
Deferred subscription costs and other current
 assets                                             3,918       3,990
     Total current assets                          36,825      43,489

Property and equipment, net                         5,038       4,612
Goodwill and acquired intangible assets, net        5,254       5,335
Deferred income taxes                               1,480       1,480
Other assets, net                                   6,145       5,647

     Total assets                              $   54,742  $   60,563

LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt              $    1,046  $    1,046
Accounts payable and accrued expenses               6,830       9,066
Deferred revenues                                  26,111      29,520
Deferred income taxes                                 692         692
     Total current liabilities                     34,679      40,324
Long-term debt                                      1,266       1,528
     Total liabilities                             35,945      41,852

Stockholders' equity:
Common stock                                          133         133
Additional paid-in capital                         36,767      36,720
Accumulated deficit                                (6,983)     (6,801)
Accumulated other comprehensive income              1,063         941
Treasury stock, at cost                           (12,183)    (12,282)
     Total stockholders' equity                    18,797      18,711

     Total liabilities and stockholders' equity $  54,742  $   60,563



                 OneSource Information Services, Inc.
            Condensed Consolidated Statements Of Cash Flows
                     (In thousands and unaudited)
                                                    Three months ended
                                                          March 31,
                                                        2004     2003
Cash flows relating to operating activities:
  Net income (loss)                                  $  (182) $   739
  Adjustments to reconcile net income (loss) to net
   cash provided by operating activities:
   Depreciation and amortization                         717      800
   Amortization of acquired intangible assets             81       81
   Stock-based employee compensation expense              56     ----
   Tax benefits of stock options                        ----      204
   Loss on disposal of fixed assets                        1        8
   Changes in operating assets and liabilities         3,359    2,756
   Net cash provided by operating activities           4,032    4,588

Cash flows relating to investing activities:
  Increase in restricted time deposits                  (603)    ----
  Purchases of property and equipment                   (890)    (642)
  Capitalization of software development costs          (163)    (802)
   Net cash used by investing activities              (1,656)  (1,444)

Cash flows relating to financing activities:
  Issuance of stock pursuant to stock options and
   employee stock purchase plan                           89      442
  Repurchase of common stock for treasury               ----   (1,304)
  Proceeds from issuance of long-term debt              ----    1,537
  Repayments of long-term debt                          (261)    ----
   Net cash provided (used) by financing activities     (172)     675

Effect of exchange rate changes on cash and cash
 equivalents                                             267     (181)

Increase in cash and cash equivalents                  2,471    3,638

Cash and cash equivalents, beginning of period        22,794   23,096

Cash and cash equivalents, end of period             $25,265  $26,734



    CONTACT: Investor Contact:
             OneSource Information Services, Inc.
             Roy Landon, 978-318-4377
             Roy_Landon@onesource.com
             or
             Media Contact:
             Sharon Merrill Associates, Inc.
             Jason Fredette, 617-542-5300
             jfredette@InvestorRelations.com